Exhibit 10.59

Loan Agreement between Shandong Xiangrui and Bank of East Asia Qingdao Branch,

dated September 7, 2011, for RMB 10 million loan

Main contents:

•	Contract No.: No. QDAD11049

•	Loan Amount (RMB): RMB 10,000,000 Yuan

•	Purpose of the Loan: payment to vendor

•	Contract Term: 6 months, from September 7, 2011 to March 7, 2012

•	Interest Rate:

•	The processing fee is 0.05%;

•	Shandong Xiangrui is required to deposit 50% of the loan amount as restricted cash so that Shandong Xiangrui obtained net of RMB 5 million cash from this loan

•	No interest during the 6 month loan period

•	Penalty interest rate for delayed repayment: 0.05% per day

•	Guarantee

•	Ruixing Group provided a guarantee for this loan

•	Shandong Xiangrui used four production equipments with book value of RMB 5.2 million ($0.8 million) as collateral for this loan (collateral agreement # QDAD11049-02)

•	Shandong Xiangrui also used RMB 5 million ($0.8 million) cash as collateral for this loan